UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Matthews International Corporation
(Name of Registrant as Specified In Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

BARINGTON COMPANIES INVESTORS, LLC

BARINGTON CAPITAL GROUP, L.P.

LNA CAPITAL CORP.

JAMES MITAROTONDA

ANA B. AMICARELLA

CHAN W. GALBATO

1 NBL EH, LLC

JOSEPH GROMEK

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

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Barington Companies Equity Partners, L.P. (“Barington”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Barington’s slate of director nominees at the 2025 annual meeting of shareholders (the “Annual Meeting”) of Matthews International Corporation, a Pennsylvania corporation (the “Company”).

On January 28, 2025, Barington issued the following press release:

Proxy Advisory Firm Egan-Jones Recommends Matthews International Shareholders Vote Barington Capital’s GOLD Proxy Card “FOR” ALL of Barington Capital’s Nominees

Egan-Jones Recommends Shareholders Vote “WITHHOLD” on Matthews’ Nominees Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman and “AGAINST” All Matthews’ Other Proposals

Barington Capital Urges Shareholders to Follow Egan-Jones’ Recommendation and Vote the GOLD Proxy Card “FOR” the Election of ALL of its Nominees

NEW YORK—January 28, 2025—Barington Capital Group, L.P. (“Barington Capital”), a fundamental, value-oriented activist investor that, together with the other participants in its solicitation (collectively "Barington" or "we"), beneficially owns approximately 1.9% of the outstanding shares of Matthews International Corporation (NASDAQ: MATW) ("Matthews" or the "Company"), today announced that independent proxy advisory firm, Egan-Jones Proxy Services (“Egan-Jones”), has recommended that Matthews shareholders vote on the GOLD proxy card “FOR” ALL of Barington’s highly skilled director nominees – Ana Amicarella, Chan Galbato and James Mitarotonda – at Matthews’ Annual Meeting of Shareholders to be held February 20, 2025.

James Mitarotonda, Chairman and CEO of Barington Capital, said, “We are pleased that Egan-Jones recommends Matthews’ shareholders vote FOR all of Barington’s nominees, recognizing that change at Matthews is not only long overdue and urgently needed, but also must begin at the top. We believe Egan-Jones’ recommendation further underscores our view that Matthews is more interested in maintaining its untenable status quo – marked by empty promises that continue to result in shareholder value destruction – than refreshing the Board with highly skilled individuals prepared to drive value creation. We encourage all shareholders to follow Egan-Jones’ recommendation and vote FOR all of Barington’s nominees, who, if elected, will bring fresh perspectives; extensive leadership experience; financial, corporate strategy and turnaround expertise; and a shared objective of putting Matthews on a path to sustained value creation."

In commenting on the failures of Matthews Board and CEO, Egan-Jones stated*:

•	“The primary goal of the CEO and board of directors is to maximize shareholder value, and since the beginning of Mr. Bartolacci’s tenure, and especially the past five years, this has not been true.”

•	“Despite poor company performance over Mr. Bartolacci’s 18-year tenure, the board has failed to replace him. Since a key responsibility of the board is to keep executives accountable, we view this as a significant failure of the directors. Additionally, we believe the over-tenured directors and staggered board have contributed to this failure.”

•	“Matthew’s diversified business model has failed to generate consistent profitability across its segments. Both the Industrials and SGK business segments are struggling to achieve financial viability despite significant capital allocations towards them. Additionally, the Company has incurred excessive SG&A costs.”

•	“The divestiture of the SGK segment was repeatedly proposed by the dissidents in the past and seemingly only considered when Barington initiated a proxy contest. We believe that the lack of transparency and the abrupt change in the strategic direction of the SGK Brand Solutions segment is a reactionary response from shareholder pressure.”

In commenting on the strength of Barington’s nominees, Egan-Jones noted:

•	“Based on the review of publicly available information on strategic, corporate governance, and financial aspects of this proxy contest, Egan-Jones views that the election of the Barington nominees is in the best interests of its shareholders.”

•	“… we believe that a reshaped Board consisting of the Barington slate would provide value-added insights and fresh perspectives in the board room. We are also convinced that the credible and strong track record of the Barington nominees in a multi-faceted industry would help to re-align the strategic direction of Matthews.”

Barington encourages all shareholders to visit https://barington.com/matthews to review additional information regarding its campaign for change at Matthews.

*Barington has neither sought nor obtained consent from Egan-Jones to use previously published information in this press release.

ABOUT BARINGTON CAPITAL GROUP, L.P.

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm established by James Mitarotonda in January 2000. Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.

Media Contact:

Jonathan Gasthalter/Amanda Shpiner

Gasthalter & Co.

212-257-4170

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of Barington’s proxy materials,

please contact:

 1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 285-5990

E-mail: info@okapipartners.com